Investor Contact:

Company Contact:

Neil Berkman

Y.P. Chan

Berkman Associates

Chief Operating Officer

(310) 277 – 5162

(954) 596 - 1000

info@BerkmanAssociates.com

www.SingingMachine.com

FOR IMMEDIATE RELEASE

The Singing Machine Company Updates Outlook

Coconut Creek, FL, June 27, 2003 The Singing Machine Company (AMEX: SMD)

announced today that it will file with the SEC to extend, to July 14, the filing date for its Annual Report on Form 10-K for the fiscal year ended March 31, 2003 to allow sufficient time to resolve certain complex tax issues. Singing Machine expects that the income tax provision for fiscal 2003 will be higher than previously anticipated.

The company added that it expects to report an inventory reserve for fiscal 2003. Primarily as a result of these factors, the company said that net income for fiscal 2003 will be significantly below prior expectations.

Singing Machine has also decided to restate fiscal 2002 financial statements and possibly fiscal 2001 financial statements to increase the accrual for income taxes. This will have the effect of reducing net income for fiscal 2002 and possibly fiscal 2001. The company anticipates no changes in previously reported revenue, gross margin, or pre-tax income for fiscal 2002 or fiscal 2001.

Singing Machine said that it currently expects to report audited financial results for fiscal 2003 by July 14, 2003.

About The Singing Machine Company

Incorporated in 1982, The Singing Machine Company develops and distributes a full line of consumer-oriented karaoke machines and music under The Singing MachineTM, MTVTM, NickelodeonTM, Hardrock AcademyTM and MotownTM brand names. The first to provide karaoke systems for home entertainment in the United States, Singing Machine sells its products in North America, Europe and Asia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management and include, but are not limited to statements about projected revenues, net income and net income per share. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the risk that (1) our auditors will not be able to issue a report on our audited financial statements for the twelve months ended March 31, 2003 ("fiscal 2003") by July 14, 2003, (2) our auditors may not be able to complete the restatement for the twelve months ended March 31, 2002 ("fiscal 2002") and possibly the twelve months ended March 31, 2001 ("fiscal 2001") by July 14, 2003, (3) we may not yet have identified all of the issues that must be resolved before our audits for fiscal 2003, fiscal 2002 and possibly fiscal 2001 can be completed; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports, including but not limited to the Company's Amended Annual Report on Form 10-KSB for the year ended March 31, 2002. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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THE SINGING MACHINE COMPANY, INC.

6601 Lyons Road ! Building A-7 ! Coconut Creek, Florida 33073 ! (954) 596-1000 ! Fax (954) 596-2000 _____________________________________________________________________________________________